Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President and	212-725-4500
	Chief Financial Officer	carlh@schwartz.com
631-200-2020

NBTY REPORTS SECOND QUARTER RESULTS

BOHEMIA, N.Y. – April 26, 2005 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal second quarter ended March 31, 2005.

For the fiscal second quarter ended March 31, 2005, sales increased to $443 million compared to sales of $440 million for the fiscal second quarter ended March 31, 2004.  Net income for the fiscal second quarter ended March 31, 2005 was $21 million, or $0.30 per diluted share, compared to $41 million, or $0.60 per diluted share for the fiscal second quarter ended March 31, 2004.

At March 31, 2005, NBTY’s total assets were $1.3 billion and working capital was $412 million.  The Company increased inventory by $52 million for the fiscal second quarter of 2005.   Approximately 75% of this increase was to ensure supply of scarce ingredients for the Company’s joint care products, including Osteo Bi-Flex, Flex-a-min and Knox NutraJoint, with the balance of the increase representing inventories built to ensure adequate raw material supplies for other popular items in short supply.

Results for the fiscal second quarter of 2005 were affected by certain factors including an increase in raw material costs not passed on to customers.  In addition, results were also adversely impacted by a $15 million increase in advertising costs, representing a 79% increase over the prior like period.  The Company undertook this initiative to build brand awareness and to retain market share in a difficult environment.  The Company expects no change in its advertising strategy in the near future.  The industry has continued to be highly competitive, and the Company’s strategy is to increase its market share in this overall weak period.

For the first six months of fiscal 2005, sales increased 5% to $863 million compared to $825 for the first six months of fiscal 2004.  Net income for the first six months of fiscal 2005 was $51 million, or $0.73 per diluted share, compared to $65 million, or $0.94 per diluted share, for the first six months of fiscal 2004.

OPERATIONS FOR THE FISCAL SECOND QUARTER ENDED MARCH 31, 2005

During fiscal second quarter of 2005, sales for the US Nutrition wholesale division, which markets Nature’s Bounty and Sundown brands, decreased 4% to $183 million from $189 million for the comparable prior period of fiscal 2004.   The decrease is due primarily to negative publicity surrounding Vitamin E and a contraction in the market for low carb related products.

US Nutrition continues to provide its mass market customers with consumer sales and preference data generated by the Company’s Vitamin World retail stores and Puritan’s Pride direct response/e-commerce operations.

On February 25, 2005, NBTY expanded its retail presence into Canada with a $5 million acquisition of Le Naturiste Jean-Marc Brunet, a chain of 103 stores located throughout Quebec.  Le Naturiste is a premier retail establishment in business for more than 35 years.   This acquisition generated sales of approximately $2 million.  Following this acquisition, NBTY now refers to its US Retail Division as North American Retail.

North American Retail/Vitamin World division sales remain unchanged from the prior like period at $56 million.  North American Retail operations reported a pre-tax loss of $5 million during this quarter.  EBITDA (as defined in non-GAAP financial measures below) was also negative at $3 million for the fiscal second quarter of 2005, compared to a positive EBITDA of $4 million for the fiscal second quarter of 2004.  Same store sales decreased 5% during this quarter.  Vitamin World opened 4 new stores, closed 7 stores and at the end of the quarter operated 557 stores nationwide.

NBTY’s European Retail sales for the fiscal second quarter increased 19% to $147 million from $123 million for the fiscal second quarter a year ago. The European Retail same store sales for the fiscal second quarter 2005 increased 15% (12% in local currency).  The European Retail division continues to leverage its premier status, high street locations and brand awareness to achieve these results.  The European Retail divisions’ increased sales include sales generated by 37 GNC stores in the UK and 67 DeTuinen stores in the Netherlands.  During the fiscal second quarter, the European Retail division opened 5 new stores, closed 3 stores and at the end of the quarter operated a total of 605 stores.

Revenues from Direct Response/Puritan’s Pride operations for the fiscal second quarter decreased 19% to $57 million from $71 million for the comparable prior period.  This decrease reflects the stagnant market for nutritional supplements, negative news on Vitamin E and Puritan’s Pride’s substantial reduction in pricing.  The Company adopted this aggressive pricing strategy to maintain its customer base and to put pressure on competition.  On-line sales accounted for 28% of sales for the fiscal second quarter of 2005.  NBTY remains the leader in the direct response and e-commerce sector and continues to increase the number of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said:  “Although the industry, as a whole, continues to struggle in this environment, we believe our financial strength positions us not only to ride out the current market, but to capitalize on the opportunities this market presents.  We will continue to maintain an aggressive posture to increase market share in a difficult and highly competitive marketplace.  We remain confident in the long-term outlook for the Company and anticipate continued long term growth in revenue and market share for NBTY.”

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  The Company markets approximately 2,000 products under several brands, including Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen® and Le Naturiste™.

This release refers to non-GAAP financial measures, such as EBITDA.  “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance. Management also believes EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.

Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing; (xxiii) fluctuations in foreign currencies, including the British Pound; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States and the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements.  NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements.  NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.  Consequently, such forward looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

-Tables Follow-

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the three months ended March 31,
	2005	2004

Net sales	$442,714	$439,594

Costs and expenses:
Cost of sales	226,081	213,248
Catalog printing, postage and promotion	34,515	19,322
Selling, general and administrative	144,634	138,294

	405,230	370,864

Income from operations	37,484	68,730

Other income (expense):
Interest	(5,881)	(6,759)
Miscellaneous, net	110	540
	(5,771)	(6,219)

Income before provision for income taxes	31,713	62,511

Provision for income taxes	10,846	21,254

Net income	$20,867	$41,257

Net income per share:
Basic	$0.31	$0.62
Diluted	$0.30	$0.60

Weighted average common shares outstanding:
Basic	67,290	66,730
Diluted	69,291	69,098

	For the six months ended March 31,
	2005	2004

Net sales	$862,983	$824,647

Costs and expenses:
Cost of sales	438,034	406,134
Catalog printing, postage and promotion	55,298	39,459
Selling, general and administrative	283,036	268,665

	776,368	714,258

Income from operations	86,615	110,389

Other income (expense):
Interest	(11,573)	(13,564)
Miscellaneous, net	2,101	2,047
	(9,472)	(11,517)

Income before provision for income taxes	77,143	98,872

Provision for income taxes	26,383	33,970

Net income	$50,760	$64,902

Net income per share:
Basic	$0.76	$0.97
Diluted	$0.73	$0.94

Weighted average common shares outstanding:
Basic	67,130	66,686
Diluted	69,137	68,997

	SALES
	(Thousands) (Unaudited)
	THREE MONTHS ENDED MARCH 31,			SIX MONTHS ENDED MARCH 31,
			(% Decrease)			(% Decrease)
	2005	2004	% Increase	2005	2004	% Increase

Wholesale / US Nutrition	$182,556	$189,425	-4%	$362,174	$368,620	-2%

North American Retail/ Vitamin World	55,975	56,100	0%	109,359	109,511	0%

European Retail / Holland & Barrett / GNC (UK)	146,963	123,416	19%	288,870	240,466	20%

Direct Response / Puritan’s Pride	57,220	70,653	-19%	102,580	106,050	-3%

Total	$442,714	$439,594	1%	$862,983	$824,647	5%

	GROSS PROFIT PERCENTAGES
	(Unaudited)
	THREE MONTHS ENDED MARCH 31,			SIX MONTHS ENDED MARCH 31,
			(% Decrease)			(% Decrease)
	2005	2004	% Increase	2005	2004	% Increase

Wholesale / US Nutrition	34%	39%	-5%	34%	38%	-4%

North American Retail / Vitamin World	53%	60%	-7%	54%	60%	-6%

European Retail / Holland & Barrett / GNC (UK)	62%	62%	0%	63%	61%	2%

Direct Response / Puritan’s Pride	59%	61%	-2%	59%	61%	-2%

Total	49%	52%	-3%	49%	51%	-2%

Reconciliation of GAAP Measures to Non-GAAP Measures

(Thousands)

(Unaudited)

	THREE MONTHS ENDED MARCH 31, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA

Wholesale / US Nutrition	$12,376	$2,461	$—	$14,837

North American Retail / Vitamin World	(4,549)	1,838		(2,711)

European Retail / Holland & Barrett / GNC (UK)	40,080	3,094		43,174

Direct Response / Puritan’s Pride	15,269	1,293		16,562

Segment Results	63,176	8,686	—	71,862

Corporate	(31,463)	5,826	5,881	(19,756)

Total	$31,713	$14,512	$5,881	$52,106

	THREE MONTHS ENDED MARCH 31, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA

Wholesale / US Nutrition	$40,999	$2,764	$—	$43,763

North American Retail / Vitamin World	1,193	3,027		4,220

European Retail / Holland & Barrett / GNC (UK)	29,683	3,394		33,077

Direct Response / Puritan’s Pride	23,418	1,393		24,811

Segment Results	95,293	10,578	—	105,871

Corporate	(32,782)	5,501	6,759	(20,522)

Total	$62,511	$16,079	$6,759	$85,349

	SIX MONTHS ENDED MARCH 31, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA

Wholesale / US Nutrition	$36,098	$4,955	$—	$41,053

North American Retail / Vitamin World	(7,683)	3,610		(4,073)

European Retail / Holland & Barrett / GNC (UK)	80,348	6,428		86,776

Direct Response / Puritan’s Pride	29,146	2,582		31,728

Segment Results	137,909	17,575	—	155,484

Corporate	(60,766)	11,552	11,573	(37,641)

Total	$77,143	$29,127	$11,573	$117,843

	SIX MONTHS ENDED MARCH 31, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA

Wholesale / US Nutrition	$71,007	$5,442	$—	$76,449

North American Retail / Vitamin World	1,389	6,186		7,575

European Retail / Holland & Barrett / GNC (UK)	55,982	5,900		61,882

Direct Response / Puritan’s Pride	32,686	2,808		35,494

Segment Results	161,064	20,336	—	181,400

Corporate	(62,192)	10,922	13,564	(37,706)

Total	$98,872	$31,258	$13,564	$143,694

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS

(Dollars and shares in thousands)

	March 31,	September 30,
	2005	2004

Current assets:
Cash and cash equivalents	$38,268	$21,751

Accounts receivable, less allowance for doubtful accounts of $9,090 and $9,389, respectively	67,176	86,113

Inventories	461,633	374,559

Deferred income taxes	32,062	32,062

Prepaid expenses and other current assets	47,441	62,835

Total current assets	646,580	577,320

Property, plant and equipment, net of accumulated depreciation of $265,344 and $241,822, respectively	281,562	280,075

Goodwill	228,576	221,429

Intangible assets, net	131,944	136,541

Other assets	15,224	17,288

Total assets	$1,303,886	$1,232,653

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(Dollars and shares in thousands)

	March 31,	September 30,
	2005	2004

Current liabilities:

Current portion of long-term debt	$2,021	$3,205
Accounts payable	98,636	97,635
Accrued expenses and other current liabilities	133,936	116,633
Total current liabilities	234,593	217,473

Long-term debt	289,836	306,531
Deferred income taxes	73,635	64,675
Other liabilities	5,354	4,176
Total liabilities	603,418	592,855

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,185 shares at March 31, 2005 and 67,060 shares at September 30, 2004	537	536

Capital in excess of par	138,597	135,787
Retained earnings	531,898	481,302
Accumulated other comprehensive income	29,436	22,173
Total stockholders’ equity	700,468	639,798

Total liabilities and stockholders’ equity	$1,303,886	$1,232,653

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the six months ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$50,760	$64,902
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal/sale of property, plant and equipment	25	492
Depreciation and amortization	29,127	31,258
Foreign currency transaction gain	(451)	(240)
Amortization of deferred financing costs	1,216	1,812
Amortization of bond discount	80	62
Compensation expense for ESOP	1,135	2,473
Impairment on asset held for sale	1,902	—
Gain on sale of business assets	(1,999)	—
(Recovery) / provision for doubtful accounts	(672)	1,298
Inventory reserves	1,828	2,360
Deferred income taxes	3,957	5,095
Tax benefit from exercise of stock options	194	132
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	19,900	(12,738)
Inventories	(85,296)	7,545
Prepaid expenses and other current assets	16,400	16,444
Other assets	335	367
Accounts payable	(1,154)	(3,597)
Accrued expenses and other liabilities	16,790	(3,809)
Net cash provided by operating activities	54,077	113,856
Cash flows from investing activities:
Purchase of property, plant and equipment	(21,605)	(21,916)
Proceeds from sale of property, plant, and equipment	70	83
Proceeds from sale of trademark	30	—
Proceeds from sale of business assets	5,766	—
Cash paid for acquisitions, net of cash acquired	(5,327)	—
Proceeds from sale of bond investment	—	4,158
Net cash used in investing activities	(21,066)	(17,675)
Cash flows from financing activities:
Principal payments under long-term debt agreements	(17,977)	(98,027)
Payments for financing fees	—	(500)
Proceeds from stock options exercised	191	88
Purchase of treasury stock	(176)	—
Net cash used in financing activities	(17,962)	(98,439)
Effect of exchange rate changes on cash and cash equivalents	1,468	7,618
Net increase in cash and cash equivalents	16,517	5,360
Cash and cash equivalents at beginning of period	21,751	49,349
Cash and cash equivalents at end of period	$38,268	$54,709
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$10,134	$11,798
Cash paid during the period for income taxes	$17,398	$16,780